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                                                                   Exhibit 6.28

                                   ASSIGNMENT

        WHEREAS, THE TEXAS A&M UNIVERSITY SYSTEM (hereinafter referred to as "SYSTEM"), having an address in College Station, Texas, is the owner of all right, title and interest in and to the United states Patent Application, Serial Number 08/819,701 (hereinafter referred to as "Application"), filed on March
12, 1997, entitled "Apparatus for Housing and Transporting, and Furnishing an Adjustable User-Platform for a Portable Computer" (hereinafter referred to as "Inventions"), and naming as one of its inventors Dr. Jerome Congleton, of the Nuclear Engineering Division of the Texas Engineering Experiment Station, a component of the SYSTEM; and

        WHEREAS, Dr. Congleton has assigned all rights in the Application to the SYSTEM; and

        WHEREAS, Dr. Congleton's contributions to the Inventions arose and were made in informal discussions with personnel employed by Neutral Posture Ergonomics, Inc. a Texas corporation (the "COMPANY"), and were not made utilizing the facilities, laboratories, equipment or any other resources of the SYSTEM; and

        WHEREAS, the COMPANY has funded the prosecution of the Application, and has conducted all development activities associated with the reduction to practice of the Inventions described in the Application internally within the COMPANY; and

        WHEREAS, the SYSTEM and the COMPANY desire to cooperate in the commercialization of the Inventions by consolidating rights in the COMPANY.

        NOW THEREFORE, in consideration of these facts:

        The SYSTEM hereby sells and assigns to the COMPANY all of its right, title and interest in the Application and the Inventions described and claimed therein, to be held and enjoyed by the COMPANY as fully and entirely as the same would have been held and enjoyed by the SYSTEM had this Assignment not been made.

        The Assignment includes without limitation any and all applications for patent and patents in any and all countries, including all divisions, continuations, and reissues thereof and all rights of priority resulting from the filing of the Application, and authorizes and requests any official whose duty it is to issue patents to issue any patent on said patent applications to the COMPANY (such patent applications and patents hereinafter referred to collectively as "Patents").

        The SYSTEM agrees that upon the request of and at the expense of the COMPANY or its agents or licensees, it will communicate to the COMPANY or its agents or licensee all facts known by and reasonably available to the SYSTEM respecting said Patents, testify in any legal proceedings, sign all lawful papers, execute all divisional, continuation, or reissue applications, make all rightful oaths and generally cooperate with the COMPANY and its agents or licensees to obtain and enforce proper patent protections for said Inventions in all countries.

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        In consideration for this Assignment, the COMPANY shall pay to the
SYSTEM one percent (1%) of the net sales received by the COMPANY during each Calendar Year directly resulting from the commercialization of the Inventions claimed in said Patents. Net sales shall mean gross receipts from the sale of products claimed in the Patents, less shipping expenses and taxes directly related to such sales, whether such sales are made by COMPANY, or a licensee, subsidiary, affiliate, or successor in business interest thereof, and including any fees, or any equity in a company, which may be negotiated by the COMPANY for a transfer of rights in the Patents. Until such time as all patent applications or patents comprising patents have expired or been abandoned, the COMPANY shall provided to the System an annual payment and accounting of amounts due for each Calendar Year no later than January 31st following the end of each Calendar Year.

        IN WITNESS WHEREOF, the parties have caused this Assignment to become effective as of the date last executed below by a signatory to this Assignment. This Assignment shall be binding upon the assigns, representatives and successors of the undersigned parties, and shall extend to the successors, assigns and nominees of the assignee.

FOR THE TEXAS A&M UNIVERSITY SYSTEM


/s/ RICHARD LINDSAY
-----------------------------------
Richard Lindsay
Deputy Chancellor
Date: 9/10/97
     ------------------------------

FOR NEUTRAL POSTURE ERGONOMICS, INC.


-----------------------------------
Name:  David W. Campbell
      -----------------------------
Title: President
      -----------------------------
Date:  9/15/97
      -----------------------------


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